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                                                                    EXHIBIT 4.6


                             TROVER SOLUTIONS, INC.
                        RESTRICTED STOCK AWARD AGREEMENT



                           GRANT OF RESTRICTED STOCK

         This Restricted Stock Award Agreement (the "Agreement") evidences the grant by TROVER SOLUTIONS, INC. ("TROV" or the "Company"), a Delaware corporation, subject to all of the terms and conditions in this Agreement, of Ten Thousand (10,000) shares of restricted common stock of TROV (the "Restricted Stock") to Thomas Quinn, a new employee of the Company ("Employee"), as an inducement essential to Employee entering into employment with the Company. This Restricted Stock grant is granted effective as of March 1, 2002, which shall be referred to as the "Grant Date."



                                   TROVER SOLUTIONS, INC.




                                   By /s/ Douglas R. Sharps
                                     ----------------------------------------
                                     Name: Douglas R. Sharps

                                     Title: Executive Vice President--Finance &
                                             Administration


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                              TERMS AND CONDITIONS


         SECTION 1. STOCKHOLDER STATUS. Employee will have [a] the right to receive all cash dividends on all of the shares of Restricted Stock and [b] the right to vote such shares while the shares remain subject to forfeiture under Section 2. If Employee forfeits shares under Section 2, Employee will at the same time forfeit Employee's right to vote the shares and to receive future cash dividends paid with respect to the shares.

         Any stock dividends or other distributions of property made with respect to shares that remain subject to forfeiture under Section 2 will be held by TROV, and Employee's rights to receive such dividends or other property will vest under Section 2 at the same time as the shares with respect to which the dividends or other property are attributable.

         Except for the right to receive cash dividends and vote described in this Section, Employee will have no rights as a stockholder with respect to any shares of Restricted Stock until such shares have vested under Section 2.

         SECTION 2. FORFEITURE AND VESTING. Employee will vest in the Restricted Stock as follows on each of the vesting dates described below, provided Employee continuously remains an employee of TROV or a subsidiary of TROV from the Grant Date through the applicable vesting date:

         (a)      2,000 shares will vest on October 1, 2002;

         (b)      2,000 shares will vest on October 1, 2003;

         (c)      2,000 shares will vest on October 1, 2004;

         (d)      2,000 shares will vest on October 1, 2005; and

         (e)      2,000 shares will vest on October 1, 2006.

         In addition, Employee will vest in all of the shares of Restricted Stock if TROV or a subsidiary of TROV terminates Employee's employment, other than for Cause (as defined below), within one year following a Change in Control (as defined below).

                  If at a given time there is an employment agreement in effect between Employee and TROV that defines the term "Cause" for purposes of such employment agreement, such definition shall also apply at such time for purposes of this Agreement. In the event an employment agreement between Employee and TROV that defines the term "Cause" is not in effect, then for purposes of this Agreement, the term "Cause" shall mean: [i] Employee is convicted of, pleads guilty to (or pleads nolo contendere to), or confesses to any felony or any act of fraud, deceit, moral turpitude, misappropriation or embezzlement that affects TROV or a subsidiary of TROV, as determined by the Company's Chief Executive Officer; [ii] the Employee commits any act in bad faith


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materially detrimental to the business or reputation of the Company or engages in conduct or activities materially damaging to the property, business or reputation of TROV or any subsidiary of TROV, all as determined by the Company's Chief Executive Officer; [iii] any act or omission by Employee involving malfeasance or negligence or neglect of duties in the performance of Employee's duties and responsibilities; [iv] a breach of any trade secrets, confidentiality or other agreement between TROV and Employee to the detriment of TROV or a subsidiary of TROV, as determined by the Company's Chief Executive Officer, in his sole discretion; [v] a failure by Employee to comply in any material respect with the terms of an employment agreement between TROV and Employee, if any should exist, and with any written policies of TROV or any directives from officers or directors of TROV, or agents on their behalf, which failure has not been corrected by Employee within 10 days after written notice from the Chief Executive Officer of such failure;

                  For purposes of this Agreement, the following events shall constitute "Change of Control":

                  [a] the adoption of a plan of merger or consolidation of the Company with any other corporation or other entity as a result of which the holders of the outstanding voting stock of the Company as a group would receive less than 40% of the voting stock or ownership interest of the surviving or resulting entity or its parent entity;

                  [b] the adoption of a plan of liquidation or the approval of the dissolution of the Company;

                  [c] the sale or transfer of all or substantially all of the assets of the Company;

                  [d] the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date of this Agreement, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended; or

                  [e] any individual, entity, group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules promulgated under such act), or other person acquires in a single transaction or a series of transactions more than 30% of the outstanding shares of the Company's common stock.


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         Except as provided above in the case of a termination of employment by
TROV or a subsidiary of TROV (other than for Cause) within one year following a Change in Control, if Employee's employment terminates for any reason before shares of Restricted Stock vest, Employee will forfeit the unvested shares. A transfer of employment between TROV and a subsidiary of TROV or between subsidiaries of TROV will not be treated as a termination of employment under this Section 2.

           If shares are forfeited, the shares (together with any distributions made with respect to the shares that have been held by TROV) automatically will revert back to TROV.

         SECTION 3. STOCK CERTIFICATES. The Company will issue a stock certificate for the shares of Restricted Stock in the name of Employee upon Employee's execution of the irrevocable stock power in favor of TROV attached hereto as Exhibit A. The Secretary of the Company will hold the stock certificate representing such shares and any distributions made with respect to such shares (other than cash dividends) until such time as the shares have vested or have been forfeited. As soon as practicable after each vesting date, TROV will transfer to Employee or his or her delegate physical custody of a stock certificate reflecting the shares that have vested and become nonforfeitable on such date (together with any distributions made with respect to the shares that have been held by the Company).

         SECTION 4. NO TRANSFER. Employee shall have no right to transfer or otherwise alienate or assign his or her interest in any shares of Restricted Stock before Employee vests in the shares under Section 2.

         SECTION 5. WITHHOLDING. Any amounts required to be withheld as a result of the transfer to Employee of shares of Restricted Stock or any dividends or other payments made with respect to the shares of Restricted Stock may be withheld from Employee's regular cash compensation, from the shares of Restricted Stock or pursuant to such other means as TROV or a subsidiary of TROV deems reasonable and appropriate under the circumstances.

         SECTION 6. SECURITIES REGISTRATION. Employee agrees that, if the shares of Restricted Stock are not registered under the Securities Act of 1933 ("1933 Act") or any applicable state securities law at the time of vesting, Employee will hold such shares for investment and not with a view to resale or distribution to the public and will execute a written statement to the Company, in form and substance satisfactory to the Company, to that effect. Furthermore, if so requested by TROV, Employee will execute a written statement that he or she will not sell or offer for sale any of the shares of Restricted Stock unless a registration statement shall be in effect with respect to such shares under the 1933 Act and any applicable state securities law or he or she has delivered to TROV an opinion, in form and substance satisfactory to TROV, of legal counsel satisfactory to TROV that such registration is not required. The certificate representing such shares may bear a legend to the effect that there has been no such registration and that such shares may not be transferred, sold or offered for resale in the absence of such registration or delivery to TROV of an opinion, in form and substance satisfactory to TROV, of legal counsel satisfactory to TROV that such registration is not required.


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         SECTION 7.        RULE 16B-3. TROV shall have the right to amend this
Restricted Stock grant to withhold or otherwise restrict the transfer of the shares of Restricted Stock to Employee as TROV deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to Section 16(b) of the 1934 Act to the extent Section 16 of the 1934 Act might be applicable to the grant or transfer.

         SECTION 8. OTHER LAWS. TROV may refuse to transfer shares of Restricted Stock to Employee if TROV acting in its absolute discretion determines that the transfer of such shares might violate any applicable law or regulation.

         SECTION 9. ADJUSTMENT. The number, kind or class of shares of Restricted Stock shall be adjusted in the same manner as shares of common stock of TROV that are not Restricted Stock.

         SECTION 10. NO RIGHT TO CONTINUE EMPLOYMENT. This Agreement and any related material is not intended to give (and shall not give) Employee the right to continue in employment with TROV or a subsidiary of TROV or to adversely affect the right of TROV or any subsidiary of TROV to terminate Employee's employment with or without Cause at any time.

         SECTION 11. GOVERNING LAW. This Agreement is governed by the laws of the Commonwealth of Kentucky.

         SECTION 12. BINDING EFFECT. This Agreement is binding upon TROV, its subsidiaries and Employee and their respective heirs, executors, administrators and successors.

         SECTION 13. INTERPRETATION. The Board, or its delegate, has the absolute power to interpret this Agreement. The interpretation of any provision of this Agreement by the Board shall be final and binding upon TROV, its subsidiaries and Employee and their respective heirs, executors, administrators and successors.

         SECTION 14. HEADINGS AND SECTIONS. The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. All references to sections in this Agreement shall be to sections of this Agreement unless otherwise indicated.

         SECTION 15. ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their Agreement with respect to the subject matter hereof and is the complete and exclusive statement thereof notwithstanding any prior representation or statements to the contrary. This Agreement may be modified only by written instrument signed by each of the parties hereto.


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                              I HEREBY ACCEPT AND AGREE TO THE
                              TERMS AND CONDITIONS SET FORTH IN THIS
                              RESTRICTED STOCK AWARD AGREEMENT.


                                      /s/ Thomas Quinn
                              --------------------------------
                                        Thomas Quinn
                              ---------------------------------(Print Name)
                                          Employee


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                                   EXHIBIT A

                            IRREVOCABLE STOCK POWER


         For value received, as a condition to the issuance to the undersigned of the _______ shares of restricted common stock (the "Restricted Stock") of TROVER SOLUTIONS, INC. ("TROV") subject to that certain Restricted Stock Award Agreement dated as of February 1, 2002 (the "Agreement"), the undersigned hereby assigns and transfers to TROV, effective upon the occurrence of any forfeiture event described in the Agreement, any then-unvested shares of Restricted Stock for purposes of effecting any forfeiture called for under
Section 2 of the Agreement, and does hereby irrevocably give TROV the power (without any further action on the part of the undersigned) to transfer such shares of stock on the books of TROV to effect any such forfeiture. This irrevocable stock power shall expire automatically with respect to the shares of stock subject to such Restricted Stock grant on the date such shares of stock are no longer subject to forfeiture under Section 2 of the Agreement or, if earlier, immediately after such a forfeiture has been effected with respect to such shares of stock.


                                            ------------------------------------
                                            [Signature]


                                            ------------------------------------
                                            [Print Name]


                                            ------------------------------------
                                            [Date]

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